UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 1, 2019

SHUTTERFLY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33031	94-3330068
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2800 Bridge Parkway

Redwood City, California 94065

(Address of principal executive offices, including zip code)

(650) 610-5200

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 Par Value Per Share	SFLY	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(c)

On June 10, 2019, Shutterfly, Inc. (the “Company”) publicly announced that on June 1, 2019, the Board of Directors (the “Board”) of the Company approved the appointment of Ryan O’Hara, age 50, as the Company’s next President and Chief Executive Officer, to take effect upon his commencement of employment, which is expected to occur on June 24, 2019 (the “Employment Date”). It is expected that Mr. O’Hara will be appointed to the Board effective as of the Employment Date. Mr. O’Hara has served as Chief Executive Officer of Move, Inc., a real estate portal company, since January 2015. Prior to joining Move, from 2013 to 2014, Mr. O’Hara served as President of Content, Distribution & Sales at The Madison Square Garden Company, the sports and entertainment firm for which he led media assets MSG and Fuse network, as well as technology and marketing partnerships. Mr. O’Hara served on the board of REA Group Limited, a digital advertising company that operates Australia’s leading property websites and real estate websites in Europe, Asia and the United States, from 2017 to 2019. Mr. O’Hara received a Bachelor of Arts degree in Economics from Stanford University and an MBA from Harvard Business School.

In connection with this appointment, the Board approved, and Mr. O’Hara and the Company entered into, an Offer Letter of Employment dated June 1, 2019 (the “Offer Letter”). Pursuant to the Offer Letter, Mr. O’Hara will receive an initial annual base salary of $750,000. Thereafter, his salary will be determined by the Board. In addition, Mr. O’Hara will be eligible for an annual performance bonus, with a target amount equal to 100% of his base salary, based on satisfaction of performance objectives, as determined by the Board, which annual performance bonus is currently paid on an annual basis. For 2019, Mr. O’Hara’s annual performance bonus will be prorated for the actual fraction of the year he is employed by the Company. Mr. O’Hara will also receive a transition bonus of $1,200,000 within 30 days of his Employment Date.

Pursuant to the Offer Letter, the Board, on the approval and recommendation of the Compensation and Leadership Development Committee (the “Committee”) of the Board, will approve a grant of the following equity awards, with a grant date of the Employment Date (the “Grant Date”), to Mr. O’Hara pursuant to the Company’s 2015 Equity Incentive Plan, as amended:

•

a restricted stock unit award with an aggregate fair market value of $2,900,000 of the Company’s common stock (the “Sign-On RSUs”), which shall be eligible to vest with respect to 50% of the total underlying shares of the Company’s common stock (“Common Stock”) on each of the first and second anniversaries of the Employment Date, in each case subject to Mr. O’Hara’s continued service with the Company on the applicable vesting date, except in the case of the acceleration described below, provided that the Sign-On RSUs will also accelerate in full upon a change in control in which the Company is no longer a publicly traded company; and

•

three awards, with an aggregate fair market value of $10,600,000 on the grant date, determined by reference to the average closing price per share of the Company’s common stock over the 20 trading days ending immediately prior to the date of grant and rounding the resulting number of shares to the nearest whole share, as follows:

•

a restricted stock unit award with an aggregate fair market value of $3,533,333.33 of Common Stock (the “Initial RSUs”), which shall be eligible to vest with respect to 25% of the total underlying shares of Common Stock on each of the first, second, third and fourth anniversaries of the Employment Date, in each case subject to Mr. O’Hara’s continued service with the Company on the applicable vesting date, except in the case of the acceleration described below;

•

a performance stock unit award with an aggregate fair market value of $3,533,333.33 of Common Stock (the “Initial PSUs”), designed to pay between 50% and 200% of the target number of shares of Common Stock (if above the threshold level), based on the achievement of an Adjusted EBITDA for the year ended December 31, 2019, or, in case of an earlier Change in Control (as defined in the Offer Letter), based on the number of full months of Mr. O’Hara’s continuous employment with the Company during the performance period divided by 12, in any case, with one third of the earned total underlying shares of Common Stock vesting upon certification of the achievement of the performance objective (including upon a Change in Control before December 31, 2019) and the remaining two thirds of the total underlying shares of Common Stock vesting in equal installments on the second and third anniversaries of the Grant Date, in each case subject to Mr. O’Hara’s continued service with the Company on the applicable vesting date, except in the case of the acceleration described below;

•

a market stock unit award with an aggregate fair market value of $3,533,333.33 of Common Stock (the “Initial MSUs”), designed to pay between 25% and 200% of the target number of shares of Common Stock (if above the threshold level), based on the Company’s total shareholder return (“TSR”) relative to the TSR of the Russell 2000 Index over a three-year performance period or, in case of an earlier Change in Control, based on the Company’s TSR relative to the TSR of the Russell 2000 Index over a shorter performance period ending on the closing date of such Change in Control, with 100% of the earned total underlying shares of Common Stock vesting on the 20th trading day after the earnings announcement for the year ended December 31, 2021, subject to Mr. O’Hara’s continued service with the Company on the applicable vesting date, except in the case of the acceleration described below.

If Mr. O’Hara’s employment with the Company is terminated without Cause or he resigns his employment for Good Reason (as defined in the Offer Letter), not in connection with a Change in Control, then subject to Mr. O’Hara satisfying a release condition, he will be entitled to receive: (i) his accrued compensation, (ii) a lump-sum payment equal to 12 months of his then-current base salary, (iii) a lump-sum payment equal to 100% of his target bonus (assuming target achievement) for the then-current fiscal year, (iv) a lump-sum payment equal to the employer and employee portions of applicable COBRA premiums for 18 months, (v) acceleration of 100% of the then-unvested shares subject to the Sign-On RSUs (items (ii)-(v), collectively, the “Severance Benefits”), (vi) acceleration of 50% of the then-unvested shares subject to the Initial RSUs that would have vested had Mr. O’Hara completed an additional 12 months of service following the termination date and (vii) acceleration of 50% of the then-unvested shares subject to earned Initial PSUs (i.e., those for which the performance-based vesting conditions have previously been satisfied and only service-based vesting conditions remain) that would have vested had Mr. O’Hara completed an additional 12 months of service following the termination date. Mr. O’Hara will forfeit any unearned shares subject to the PSUs and MSUs upon termination. Receipt of these severance benefits is conditioned on execution by Mr. O’Hara of a release of claims in favor of the Company.

If Mr. O’Hara’s employment with the Company is terminated without Cause or he resigns his employment for Good Reason within 90 days before or 12 months after a Change in Control, then subject to Mr. O’Hara satisfying a release condition, he will be entitled to receive: (i) his accrued compensation, (ii) the Severance Benefits, (iii) acceleration of 100% of the then-unvested shares subject to the Initial RSUs, (iii) acceleration of 100% of the then-unvested shares subject to earned Initial PSUs, (assuming, if necessary, target achievement for the then-current fiscal year) prorated, if necessary, for the time elapsed in the performance period, and (iv) acceleration of 100% of the then-unvested shares subject to the Initial MSUs earned based on a truncated performance period, if necessary, ending on the date of the Change in Control by reference to the actual TSR as of closing.

If Mr. O’Hara’s employment with the Company is terminated due to Mr. O’Hara’s death or Disability (as defined in the Offer Letter), then subject to Mr. O’Hara (or his personal representative) satisfying a release condition, Mr. O’Hara (or his successor in interest) will be entitled to receive: (i) his accrued compensation, (ii) lump-sum payment equal to his actual annual performance bonus for the bonus period in which the termination occurs, based on actual achievement of Company performance objectives and achievement of any personal performance objectives, if any, at a minimum of 100% for such fiscal year, in each case, prorated for Mr. O’Hara’s period of employment in such bonus period, and (iii) immediate acceleration, effective as of immediately prior to Mr. O’Hara’s death or Disability, as applicable, of 100% of the then-unvested Sign-On RSUs.

There was no arrangement or understanding pursuant to which Mr. O’Hara was selected as an officer of the Company. There are no family relationships between Mr. O’Hara and any director or executive officer of the Company, or any person chosen by the Company to become a director or executive officer. There are no related party transactions of the kind described in Item 404(a) of Regulation S-K in which Mr. O’Hara was a participant.

The foregoing description of the Offer Letter is qualified in its entirety by reference to the full text of the Offer Letter, which is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

(e)

The information set forth above under Item 5.02(c) is hereby incorporated by reference into this Item 5.02(e).

Item 8.01	Other Information

A copy of the press release announcing Mr. O’Hara’s appointment as the Company’s Chief Executive Officer is filed as Exhibit 99.2 to this Current Report on Form 8-K.

Additional Information and Where to Find It

In connection with the proposed acquisition of the Company by affiliates of Apollo Global Management, LLC (“Apollo”), the Company will file relevant materials with the SEC, including a preliminary and definitive proxy statement. Promptly after filing the definitive proxy statement, the Company will mail the definitive proxy statement and a proxy card to the stockholders of the Company. STOCKHOLDERS OF THE COMPANY ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) CAREFULLY WHEN IT BECOMES AVAILABLE BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE PROPOSED TRANSACTION BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE PROPOSED TRANSACTION. Stockholder of the Company will be able to obtain a free copy of these documents, when they become available, at the website maintained by the SEC at www.sec.gov or free of charge at http://ir.shutterfly.com/investor-relations.

Additionally, the Company will file other relevant materials in connection with the proposed acquisition of the Company by affiliates of Apollo pursuant to the terms of the definitive merger agreement. The Company and its directors, executive officers and other members of its management and employees, under SEC rules, may be deemed to be participants in the solicitation of proxies of the stockholders of the Company in connection with the proposed transaction. Stockholders of the Company may obtain more detailed information regarding the names, affiliations and interests of certain of the Company’s executive officers and directors in the solicitation by reading the Company’s most recent Annual Report on Form 10-K, which was filed with the SEC on March 1, 2019 and the proxy statement for the Company’s 2019 annual meeting of stockholders, which was filed with the SEC on April 8, 2019. These documents are available free of charge at the SEC’s web site at www.sec.gov or by going to the Company’s Investor Relations Website at http://ir.shutterfly.com/investor-relations. Information concerning the interests of the Company’s participants in the solicitation, which may, in some cases, be different than those of the Company’s stockholders generally, will be set forth in the definitive proxy statement relating to the proposed transaction when it becomes available.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits.

Exhibit No.	Description

99.1	Offer Letter of Employment, dated June 1, 2019, by and between Shutterfly, Inc. and O’Hara.

99.2	Press Release issued by Shutterfly, Inc., dated June 10, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SHUTTERFLY, INC.

By:	/s/ Jason Sebring
Jason Sebring Vice President and General Counsel

Date: June 10, 2019

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